June 1, 2006

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tom Nicholson	Chris L. Henson	Bob Denham	Samuel B. Hay III
Exec. Vice President	Sr. Exec. Vice President	Sr. Vice President	President and CEO
Investor Relations	Chief Financial Officer	Public Relations	Main Street Banks Inc.
(336) 733-3058	(336) 733-3008	(910) 914-9073	(770) 786-3441

BB&T completes acquisition of Main Street Banks Inc.

          WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today completed its acquisition of Main Street Banks Inc., metropolitan Atlanta’s largest community bank.

          The acquisition moves BB&T from sixth to fifth in deposit market share in both metro Atlanta and Georgia and increases BB&T’s deposits in Georgia to nearly $7 billion. It is the first bank acquisition for BB&T since it acquired the former St. Petersburg, Fla.-based Republic Bancshares in April 2004.

          The $599 million stock swap is based on BB&T’s closing price Wednesday of $41.57. The exchange ratio is 0.6602 of a share of BB&T stock for each Main Street share. Main Street shareholders also will receive a 52 percent increase in dividend income.

          With $2.3 billion in assets, Main Street Banks operated 24 full-service banking centers and five insurance offices in the Atlanta and Athens, Ga., metropolitan statistical areas.

          BB&T plans to increase the number of consumer and small business loans and develop commercial relationships in those markets. Customers also will be introduced to the broader BB&T products and services line, which includes insurance, investments, trust, retail brokerage, investment banking, corporate finance, consumer finance, online banking, payment services, leasing and international banking.

          BB&T officials said the acquisition will improve its ongoing commitment to organic growth by adding strategically located financial centers in some of the nation’s fastest growing communities.

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          Main Street operated four branches in Fulton County, three in Cobb County, three in Newton County, three in Rockdale County, two in Forsyth County, two in Dekalb County, two in Gwinnett County, two in Walton County, one in Barrow County and two in metro Athens, Ga., located east of greater Atlanta.

          Main Street will assume the BB&T name when Main Street’s systems are converted to BB&T’s in mid-September.

          BB&T bought 17 banks and thrifts from 2000 to 2004 before announcing a moratorium on bank acquisitions to refocus on organic revenue growth and expense control.

          Winston-Salem, N.C.-based BB&T Corporation operates more than 1,400 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C.

          With $110 billion in assets, BB&T Corp. is the nation’s ninth largest financial holding company. More information about BB&T Corp. is available at www.BBT.com.

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